Exhibit 99.2

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765     Fax: (800) 325-5052 (314) 771-5757

SIGMA-ALDRICH ANNOUNCES

PRICING OF SENIOR NOTES

ST. LOUIS, October 25, 2010 — Sigma-Aldrich Corporation (NASDAQ:SIAL) announced today that it has priced an aggregate principal amount of $300 million of senior notes due 2020 pursuant to a public offering. Sigma-Aldrich plans to use the net proceeds of the notes offering for general corporate purposes.

The notes have a 10-year final maturity, an issue price of 99.915 percent and feature a fixed rate coupon of 3.375 percent, payable semiannually. Sigma-Aldrich expects to complete the offering on October 28, 2010, subject to customary closing conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.

Copies of the prospectus and prospectus supplement relating to the notes may be obtained by contacting Banc of America Securities LLC, 100 West 33rd Street, New York, NY 10001, Attention: Prospectus Department, or by telephone at 1-800-294-1322 or email at dg.prospectus_distribution@baml.com, or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that Sigma-Aldrich has filed with the Securities and Exchange Commission for more complete information about Sigma-Aldrich and this offering. Investors may also obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or from the underwriters with your request.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service.

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